Exhibit 99.1

Operator

Good day ladies and gentlemen, and welcome to the fourth quarter 2008 Strategic Hotels and Resorts earnings conference call. My name is Josh, I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of the conference. (Operator instructions) I would now like to turn the presentation over to your host, for today’s call, Vice President and Treasurer, Ryan Bowie. You may proceed, sir.

Ryan Bowie – Strategic Hotels and Resorts – VP, Treasurer

Thank you, good morning everyone. Welcome to Strategic Hotels and Resorts fourth quarter and year end 2008 earnings conference call. Our press release and supplemental financials were distributed yesterday and are also available on the Company’s website at strategichotels.com within the Investor Relations section. We are hosting a live webcast of today’s call which can be accessed from the same section of the site and a replay of today’s call will be available for one month. Today’s conference call will contain forward-looking statements under Federal Securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statements notice included within our SEC filings. In our press release and supplemental financials, the Company has a reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Reg G requirements. I would now like to introduce the members of the management team with us here today, Laurence Geller, President and Chief Executive Officer and Jim Mead, Executive Vice President and Chief Financial Officer.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Thank you, Ryan, and good morning everybody. I will start with some overview remarks and then Jim will close our comments with specific observations about the quarter.

Clearly, our economy is suffering from a fundamental dislocation which makes it almost impossible to predict the extent of the downturn or how and when the recovery will occur. Stock markets are near 11 year lows, consumer confidence this week sank to its lowest level since the measure was first taken in 1967, with the latest numbers reporting a 50% drop from the already low December numbers. This pervasive form of uncertainty leaves no business immune. As we discussed during our later quarter’s call and with this uncertainty in mind, late last year, we instructed our team to start the process of amending the line of credit. We had one overwriting objective, that was to give our company a agreement resilient and durable enough to get us through trough of recession during the next two years. Jim will discuss this in more detail during his remarks, however, yesterday we announced the finalization of a successful amendment and are pleased to have over $200 million of liquidity during this highly uncertain time. With those significant changes to the line of credit and continuing our aggressive expense cutting of both the properties and in the corporate G&A, we have significantly reduced the uncertainty for the 2009 and 2010 periods. Having severely stress tested various economic scenarios and we have a high level of confidence that our company is well positioned to maneuver through the vagaries of this difficult period that appears to lie ahead for everyone. We are conducting an aggressive, methodical and fully comprehensive asset sales process. However, the market for transaction remains, at the best, very thin. Regardless of whether we are successful in our disposition efforts, we have adequate liquidity and will be increasingly manage operations, corporate overhead and capital expenditures prudently and conservatively until the economy inevitably improves.

Now, our prime focus is on our maturities that begin in 2011 and run through 2012. The amended line of credit and our effective cost containment programs enable us to devote resources to ensuring our company is in a position to refinance or extend those maturities at the relevant time. This must be and is our corporate priority. You will recall that by the middle of 2007, we were troubled by widening of lending spreads and in August of that year, we put the hotel management teams on notice to commence implementation of our hotel level contingency plans which involved the initial label reductions and other cost cutting measures. During the 2007 third quarter earnings call we discussed these actions with you in conjunction with our initial thoughts on the upcoming drop in demand and general economic weakness that, it seemed to us, would inevitably develop, although we could not have predicted the depth, extent and uncertainty of the economic issues facing us all today. As the economic situation worsened, we accelerated the implementation of our multi-level contingency plan and during the first quarter of 2008 conference call, we described to you our six point recessionary plan. Now, one year later, I would like to give you an update on the progress against that plan.

The first two points dealt with revenues, first capturing a greater market share and second, using a more expansive revenue strategy to access additional booking channels. Our innovative marketing, revenue enhancing and managing programs have worked well and we are constantly adding new and creative programs, promotions and campaigns to add new business while countering the negative impact of short term public opinion and political hyperbole. Clearly, our approach is working well, and our top line performance measurably and increasingly outperforms the national competitive set. Over the past 12 months, our trend in RevPAR growth outperformance to the Smith Travel Research luxury segment has substantially expanded from 0.5% to 7.5%. Importantly, that delta continues to expand.

Our third point related to property cost containment through the implementation of detailed contingency plans at each hotel. During 2007, we painstakingly implemented our labor and food and beverage management systems. In addition, during the middle of last year, we began to implement our OS&E purchasing program which will build additional savings in to this year’s margins. These fundamental systems are a key competitive advantage for us and have enabled us to move quickly and deeply in to cost cutting. Since the beginning of 2008, for example, we have eliminated more than 1,200 employees and over 2.5 million labor hours, a reduction thus far of over 15% in each of the salaried and hourly positions. The 2008 savings are in excess of a $58 million annual run rate. This, combined with our other aggressive and ongoing asset management programs has resulted in a GOP margin of approximately 37% for 2008, which is in line with our peers. And let me say, that’s a significant achievement. Given that with rooms revenues representing just over half of our total revenues, we have 16% less far higher margin rooms revenue than our peers, that’s why the GOP margins for us are such an achievement. We will not be satisfied, however, until we have taken out all possible cost at the hotels in line with downside planning assumptions we are working with. Now with increasing intensity, we discuss and collaborate with our operators on bold, necessary and increasingly painful incremental cost cutting, productivity enhancements and efficiency steps and measures.

The fourth point in our plan was to cut our corporate overhead. As the signs of a potentially sustained weak market became apparent in late 2007, we recognized the need to realign our company’s internal organization with the reality that certain corporate objectives would become less important for what could be an extended period of time. By the first quarter of last year, we had initiated a first round of layoffs and cost reductions. We followed that later in the year with another round of layoffs. Despite having reduced our corporate headcount by almost one-third, we remain a talented and very experienced team of professionals able to navigate our company through these most challenging and unprecedented economic circumstances. Our general and administrative expense was reduced last year to $27 million, which reflected $1.8 million in severance costs and no bonuses paid companywide. Adjusting for severance charges, our G&A was reduced by 19% on run rate basis from 2007. This year we seek to even further reduce our G&A and importantly, to reach an annual run rate of approximately 20% below the 2008 number while we seek ways to cut the run rate even further than that. Naturally, this will entail reengineering many of the methods with which we have been doing business. This will be an ongoing processes as we continue to attack our corporate costs with the same levels of intensity, rigorous scrutiny and aggressiveness that we insist on at our properties, and let me stress, we will not be satisfied until we have pared G&A to its barest minimum.

Our fifth point was on preserving liquidity, and in 2008, we radically pared our capital deployment programs. During the year, we concluded previously started capital programs, but substantially all other capital projects were cut. We made the difficult, but appropriately conservative, decision to cancel our Aqua building expansion of the Fairmont in Chicago, and we positioned ourselves to have minimal spend in 2009 and 2010. We are very pleased with the current physical condition of our portfolio as it clearly gives us a competitive edge and will do so as we continue to strive to increase our already growing market share in this highly competitive marketplace today while it will simultaneously enable us to minimize additional spend during this recessionary period.

Prudence mandated that we discontinue payment of both our preferred and our common dividends which will preserve over $120 million in liquidity through the end of this year. Raising additional capital has and continues to be a top priority for us. Last year, we sold the Hyatt Regency Phoenix to raise almost $100 million. I personally believe the buy/sell market has become far more difficult since July of last year when we sold the property and I doubt we could have achieved that result today. Having said that, we clearly recognize the need to sell assets to give us further protection in these uncertain times and importantly, to provide us with adequate reserves that may be needed in order to assist in achieving our priority objective of refinancing or extending our 2011 and ‘12 maturities. We are very focused on creating those reserves despite the obvious difficulties and headwinds that lie ahead. The cheapest equity for this company to raise is from asset sales.

It is our policy and our intent to leave no stone unturned and no assets sacred in our methodical attempts to raise capital from asset sales. Fortunately, we have an enviable group of assets in great competitive condition and are firm in our belief that our unique properties in their desirable markets with very limited new supply and extraordinary strong barriers to entry will sooner or later attract a wider range of qualified and financially capable buyers than the more commoditized portfolios and properties. Recognizing the unpredictability of asset sales, we worked hard with the lenders in our line of credit to it take into account not only the very difficult environment we all face today, but the harsh planning assumptions that we truly hope won’t come to pass. The resulting amendment not only met objectives, but is a testament to the long, mutually successful, collaborative and close relationships we have with so many in our lending group.

You all know there are few reasons for short term optimism in the current environment, and we’ve had no choice but to plan for a historically weak period of lodging demand, although visibility and predictability are unusually difficult in these economic circumstances. For that reason, we cannot give meaningful performance guidance for this year. From our perspective, success will be measured by the continued execution of our six point plan with a great deal of emphasis on cutting additional property level and corporate costs, minimizing deterioration and margins and when possible, supplementing our equity cushion through asset sales.

I do think it’s important at a time like this to take a step back and look at the value of investing in our company today. First, let’s look at evaluation metric. Despite the excellent physical condition of our great assets in markets that have insignificant supply, today our portfolio is valued by the public markets at less than $275,000 per key, or approximately 40% of replacement cost. Keep in mind that our cash flow per key is approximately 60% higher than our publicly traded REIT peers. As we all suffer through this economic malaise, luxury hotels which previously operated at superior RevPAR growth rates are clearly dropping faster than other segments. Although we can’t predict when the inevitable recovery will begin, history would suggest our portfolio is well positioned to meaningfully outperform the market as luxury hotels improve more quickly and with greater velocity during periods of recovery. Let me give you an example. For the five year period coming out of the 1991 recession, luxury hotels had an average RevPAR growth of 8.2% versus 4.6% growth in all segments. Similarly, in the four years following the 2001 to ‘03 slowdown, luxury RevPAR growth averaged 10.1% versus 7.4% for the broader set and supply growth, let me add, was certainly much higher in those periods than we recently had and are expecting to have over the next several years. So our concentration of select luxury hotels, the relative undervaluation today in comparison with stock market trading, the lack of future supply and the historically observed outperformance of the luxury set and recoveries combine to give us reason for optimism in the future valuation of our portfolio company.

We have never sugar coated our observations to you in the market and our challenges ahead, and we won’t start now. Like the rest of the real estate industry, we expect to be facing many unforeseen and many foreseen issues, both operating and capital markets generated. So at this stage, I can say with confidence that our management team is planning for a volatile, challenging and unpredictable environment, while efficiently executing the programs and tactics that are under our control. At the same time, we are nimble and creative enough to notice and take advantage of whatever changes, patterns and niches in high end lodging demand that will come about as the economy moves forward. And having a durable credit facility that provides both liquidity and term allows us to focus on priorities and to thoughtfully address other issues as they inevitably emerge on the apparently winding road ahead to economic recovery. I would now like to turn the call over to Jim for his remarks.

James Mead – Strategic Hotels and Resorts – EVP, CFO

Thanks Laurence and good morning everyone. Yesterday evening we reported fourth quarter FFO per share of $0.17 and EBITDA of $48.7 million. For the full year, we reported FFO of $1.27 per share and EBITDA of $234.2 million. Our RevPAR results, reservations center calls and booking activity pace and just about every measure we focus on declined in the months following the Lehman Brothers failure. During the quarter, North American RevPAR was down 13.3% driven by a 7.6 percentage point drop in occupancy and 3.2% decline in average rates. Our management companies were and continue to maintain rates within pricing segments, although a change in the mix of business has dropped the average rate. On the group side, room nights were down nearly 10% and our performance reflected replacing historically high rated corporate groups with lower rated association business. We have also seen a decrease the group related room spending. As an example, we’ve seen a drop in the demand for suites associated with group business as companies pare the cost of their meeting activities. Cancellations and attrition increased during the quarter, and our group sales, which maintained its year-over-year pace until September, fell off in the fourth quarter and were down about 20%, in definite group revenues by year end.

The luxury segment continues to fight the perception of extravagance associated with the high end branding of our hotels as what has been called the “AIG Effect” continuing to impair our ability to attract group business, particularly with our two Ritz-Carlton hotels. On the transient side, rate was down about 8% on lower demand from leisure and corporate business. An increasing number of rooms booked through discounted channels, incentives are more prevalent and rooms booked at premium rates were down 36% in the fourth quarter. Non-rooms revenue was down 12.3% in the quarter, mostly as a result of lower occupancy combined with a sharp decline in holiday parties from the prior year. Food and beverage spending per occupied group room was only off moderately with a 2.2% decline.

During this challenging environment, our operating capabilities and systems are our critical skills set. We continuously tailor property activity to be proactive to market variability. We have been implementing our cost contingency programs for a year and half now, and our operating margins are benefiting today and more importantly, we are well prepared for continuing weakness in demand this year. In addition to the labor cuts we have already discussed, we continue to target incremental reductions. For example, in brand and service standards and outlet and concierge lounge hours through renegotiating service contracts and the implementation of the BuyEfficient purchasing platform across our properties that drive our OS&E cost down, generating significant added savings. Our food procurement programs limited increases in food purchase costs to 10 basis points despite a 6% increase in the wholesale costs of food. The last half of 2008 was a period when many of these cost reductions were taking place. During the quarter for example, we had $520,000 of property level severance that cost about 25 basis points in margin. Despite these costs, we managed to a fourth quarter 440 basis point contraction in operating margins on a 13% decline in total revenue. For the year, our margins declined 150 basis points on a 3.5% decline in total revenues.

Turning to our European portfolio we reported an 8.9% decline in RevPAR and 10.7% decline in Total RevPAR measured in constant dollars. The implementation of new labor systems enabled us to maintain our margins during the quarter. By the way, the Renaissance Le Parc reported 12.6% increase in RevPAR, showing the benefit of its recent rebranding and repositioning.

Excluded from our comparable results are impairments and other charges totaling $361.8 million for the full year of 2008. This was largely comprised of a $318.1 million impairment of goodwill, $35.7 million charge taken in the third quarter related to our decision to cancel the Aqua building expansion of Fairmont Chicago hotel and $8 million in write-offs for projects that no longer pencil in the current environment. I would like to focus on the impairment to goodwill specifically. The standards for carrying goodwill on assets have tightened over the last year as companies have lost market capitalization to the point where we and others are trading below book value. The tests for impairment are subjective as they depend upon a discounted cash flow valuation and allocation of value between the components of the property. Because of the eroding operating environment and the uncertainties in our future performance, we took a very conservative approach in our valuations and allocations which resulted in the write-off.

We have taken one more step to conserve liquidity in this current credit constrained environment by eliminating preferred dividends. This will improve cash flow by $7.7 million per quarter. While we recognize this is a dramatic step and that we fully plan to make our preferred shareholders whole in the future, we simply cannot underestimate the possibility of further weakening in the markets. So we are going to hold onto this capital for the time being, at least until we can see the other side. On a technical note, our income statement will continue to show preferred dividends as a deduction from net income to get to income available to common shareholders.

We don’t feel like we are in position to deliver a reliable forecast for the year. Our typical indicators of performance have proven to be unreliable and uncertain, and this uncertainty has led us to being more conservative in all of our decisions during the past 18 months, including our cost cutting, suspension of dividends, cancellation of capital projects and amending our line of credit. Our trends for the first quarter indicate that we will be down in RevPAR between 20% and 25%.

We closed the amendment to our line of credit Wednesday. It was designed to survive a severe operating scenario where we lose 50% to 60% in EBITDA this year and have no improvement until 2011. The major changes are that we reduced the line of credit to $400 million, gave up security in five previously unencumbered hotel assets and increased the pricing. In exchange, the banks reduced the minimum fixed charge ratio to 0.9 times and increased our maximum leverage test to 80%. It’s also important that we keep an ability to release hotels out of the borrowing base for a separate financing or sale. So now we have $200 million in available liquidity, in a facility that we believe is durable enough to give us confidence in these uncertain times and no maturities until 2011. That concludes our call, thank you. Operator, let’s open it up for questions.

QUESTION AND ANSWER

Operator

Thank you very much, sir. If your question has been answered or you wish to withdraw your question, press star followed by two. (Operator instructions) Our first question comes from the line of Bill Crow, Bill, you may proceed.

Bill Crow – Raymond James & Associates – Analyst

Good morning, guys.

James Mead – Strategic Hotels and Resorts – EVP, CFO

Good morning.

Bill Crow – Raymond James & Associates – Analyst

Couple of questions. On the asset sales program, it sounds like you are attempting to undertake, would this be more focused on assets outside the US, inside the US? Are there any assets that are off limits because of debt issues? Or conversely, are there any assets that are more appealing because they have assumable debt that a buyer might be able to take on?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Bill, let’s start – I said during the remarks that no asset is sacred. There is no asset that is not discussible at this moment. Obviously, some assets do more for us than others, those we can withdraw that have limited debt or no debt encumbrance on them, we can withdraw from the line of credit properties, those that have sufficient – substantial coverage over current debt, et cetera. I don’t think it’s appropriate to go into the specifics of what debt is assumable or not assumable. But everything is on the table, and the experience within this company at selling and structuring deals around debt issues is such that I have no doubt if the buyers emerge, we will find the way.

James Mead – Strategic Hotels and Resorts – EVP, CFO

Bill, I would like to add, the line of credit amendment gives us the breathing room to take us until our maturities start beginning in August of 2011. So asset sales are something that we can be aggressive in considering, but we do have now some breathing room and focus on the objective which is the next step in this cycle, which are refinancings.

Bill Crow – Raymond James & Associates – Analyst

Have you started marketing any assets recently, and can you give us any feedback for what the interest —

Laurence Geller – Strategic Hotels and Resorts – President, CEO

The answer is we haven’t stopped marketing assets, and we have been increasingly aggressive as the year – as 2008 went on. And we have gone down many paths and as the crisis – as the economic crisis continued and the credit markets tightened even further, we have had disappointments. But not having – having had those disappointments hasn’t deterred us from keep trying, keep going on.

Bill Crow – Raymond James & Associates – Analyst

Does the credit facility restrict your use of proceeds from any asset sales? In other words, could you use it to pay down the exchangeable note balance at big discounts or would you have to pay down the credit facility first?

James Mead – Strategic Hotels and Resorts – EVP, CFO

Well we certainly have to maintain certain pro forma coverages and leverage when we sell an asset that’s encumbered under the credit facility. I don’t think it’s particularly punitive, so we would have available liquidity, but let’s be clear. The first goal, Bill, in this market, at this time would be to improve our liquidity position. I think our second goal would then be an allocation of the liquidity. Right now the first thing is to have that cushion, I think.

Bill Crow – Raymond James & Associates – Analyst

Yes, okay, thanks.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Bill, let me see if I can sum up this question on asset sales. We are very comfortable with the lending group worked with us knowing our overriding objective is to provide the liquidity cushion for various usages including, as I mentioned, having reserves available if we have to use some of this cash in a method – as one of the methods of extending or refinancing. So the line of credit amendment has been tailored around this objective, so we are satisfied that it gives us the flexibility to sell assets and to improve our liquidity cushion if and when we can find the buyers.

Bill Crow – Raymond James & Associates – Analyst

Is it just impossible to find buyers, both inside and outside the US? Or is there more hope that, for example, in Europe there might be more buyers than there would be here in the states?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

I would say that the pervasive uncertainty is there. When you have the buyers, they are not sure whether this is the time to come in or not. Having said that, make sure you do understand. We have a unique group of assets. The challenge we have through a very methodical process is to isolate buyers who have certain interest in assets. We will try and tailor their needs to one of our assets and their structures to work around it. So it’s a very rifle shot, tailor made approach, very unusual. This isn’t a matter of printing a book with lots of pretty pictures and disseminating it through thousands of distribution arms. This is isolation of individual buyers who have the financial capability, because obviously, liquidity is a major issue in this market.

Bill Crow – Raymond James & Associates – Analyst

Right, okay. Thanks guys.

Operator

And our next question comes from Chris Woronka from Deutsche Bank Chris, you may proceed.

Chris Woronka – Deutsche Bank – Analyst

Hey, good morning, guys.

James Mead – Strategic Hotels and Resorts – EVP, CFO

Hey Chris.

Chris Woronka – Deutsche Bank – Analyst

Just to follow up on the liquidity front. How do you start thinking about the Del Coronado situation? You’ve got almost two years, but just maybe your thoughts on what some potential options there are on the debt. And then, noticed that the performance of that property in the fourth quarter was quite good on relative basis. Is there something there? Are you seeing any changes there as the year starts?

James Mead – Strategic Hotels and Resorts – EVP, CFO

Chris you got it tagged – it’s going to be entirely based on two things. One is the operating performance, which if it holds up the way it has in other recessions, it would be better relative to other properties. And the second is just the fundamental ability to move a $600 million mortgage through the marketplace when we get to January of 2011. I don’t have a magic bullet, and I don’t think we have a great forecast on what that means at this point, but it’s certainly something we are going to have to focus on over the next 18 months.

Chris Woronka – Deutsche Bank – Analyst

Right. Have you seen any change – I think we saw pretty big change in the industry starting in probably late October, November. Has anything changed for the better or for the worse in terms of behavior of bookings or timing of either cancellations or short term pick up bookings?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Chris, I have been reading your comments over the last months, and I think you pegged it very well. But fundamentally, we don’t believe as a company that we have seen any more surprises since the middle of November. Now having said that, sadly our predictions are coming true. But we are not being surprised. So far, we are bouncing along with no surprises. Having said that, the meetings business is a challenge for two reasons. Obviously fear of the economy and fear of negative publicity has gone on, and it’s craziness. We hope this is a short term over reaction, and we are taking steps politically and practically to mitigate that. Having said that, there are no major changes in booking patterns, demand pace, demographic usage patterns, propensity to consume measures, anything we look at, over two years ago, it’s just the amount of use on that. The only issue that we believe and hope is short term is the financial, the use of meetings business. Having said all of that, we know full well, as does the rest of the working industry, that we cannot rely on the financial services markets going forward, which represented approximately 5% of our business. So we are taking steps aggressively through different niche marketing, different methods to supplement that, permanently assuming a systemic change in that market. But that is the only market I think we see systemically changing.

Chris Woronka – Deutsche Bank – Analyst

Great, that’s helpful. One final one, small question here. Anything different, looking at Half Moon Bay against Laguna, pretty different margin performance there. Anything specific to one of those that caused Half Moon to be worse or Laguna to be relatively better?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Look, size and scale obviously make a big difference to margin, and that’s probably the key issue. Second issue is obviously, Half Moon Bay, the old story, any publicity is good publicity is not in the case of Half Moon Bay where it got tarred with the AIG brush and publicly singled out in a Wall Street Journal article amongst other hotels in the last couple of weeks. So the size of – it’s really – its booking pace is down more than Laguna in many ways because of that, and it’s just size that impacts the margin issue there. But I think we now recognize that this is what we have to view as the status quo or 18 months or two years, and team are doing the best they can now going forward to reengineer the operation accordingly.

Chris Woronka – Deutsche Bank – Analyst

Okay, thanks.

Operator

Our next question comes from the line of Will Marks. Will, you may proceed.

Will Marks – JMP Securities – Analyst

Thanks. Hello Laurence, hello, Jim. I have a question on the credit facility amendment. And on the fixed charge coverage ratio to 0.9 times, wondering how banks – you think about it, that essentially implies that you are not able to cover your payments for some period of time, and I know this is hopefully painting a worst case scenario, but is that something that is particularly difficult to get the banks to accept?

James Mead – Strategic Hotels and Resorts – EVP, CFO

Yes. (laughter) Look, we are very, very fortunate. I think that – I’ve done workouts before with other big real estate companies in situations which were far worse than for the company than we have here. We have a good portfolio, we have five outstanding and unencumbered assets. We structured the balance sheet to have this contingency for this type of period of time, not knowing, obviously, that this could happen. But I have to tell you, the banks were extraordinarily constructive with us, this was not a fighting match. This was a sit down, here’s what the next couple of years may look like. Let’s design something that works. And they were — I have to say, they were extraordinarily constructive. I don’t think the terms in our deal at all reflect market conditions today in the capital markets. We were very pleased. And I have to say it’s a lot of the relationship that we’ve developed with these banks over the years.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

And Will, just as an aside, again, going on the banks, given that we started this process in November as we know, as we discussed with you, and there was a continually deteriorating planning environment ahead and the banks really worked well with our team to try and compensate and modulate as things – as new information came in as conditions seemed to get increasingly pessimistic. So this was, say a poster child, but having been around all these years, this was an exemplary way of doing business.

Will Marks – JMP Securities – Analyst

Okay, and on the amendment, are there some additional items that may be pertinent for us to know about? For example, limitations on CapEx and share repurchase? You may have mentioned some of this, I missed it.

James Mead – Strategic Hotels and Resorts – EVP, CFO

There are. Obviously, this stuff is going to be filed and you can look at it, and we’d be happy to talk to you offline on any of the details as you go through it. But we do certainly have – in the cases where you are not covering interest or you’re below one to one, there are certain constraints that we face in terms of being able to pay dividends, et cetera. I will comment right now, our coverage ratio is over 1.4 times, so we have quite a ways to go before we actually get there. But be happy to talk to you offline on the various differences in the bank facility.

Will Marks – JMP Securities – Analyst

Sure okay, that’s all for me, thanks Jim. Thanks, Laurence.

Operator

(Operator instructions) And our next question comes from the line of David Loeb from Baird, David, you may proceed.

David Loeb – Robert W. Baird – Analyst

I would like to start with a big picture question. Laurence, following up on your discussion in response to Chris’ question, there’s really nobody I would rather hear from than you about long term changes in the industry, and I hear you about what could be a permanent change in financial services. But do you think that there is an impact on luxury generally as you look out long term or at least for the next several years? Do you think that the premium between luxury and upper upscale chain scale pricing is likely to contract even as ADR starts to move up broadly, just given the way luxury is perceived today, both by leisure travelers and by corporate travelers?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Thank you for your statement, it’s a very, very good question. Look, please understand, the first cycle I had to manage through in a leadership role was the 1974-1975 situation. The same question about whether high end lodging has had a systemic change is appropriately and naturally asked during each cycle. And no, and I would generally give – I’ve generally found that the answer is no. There are—there will be certain changes in patterns. As I say, the financial services industry may go away, but there will be other industries that come up. And high end hotels as people are selling markets and have disposable income, inevitably will maintain their same role in society. They have done for all measured history, which is essentially post World War II, for all measured lodging history. So no, I don’t think so. What I do think is there may be some short term pattern changes, which is what we have — our team has to be nimble about. But long term, let’s assume that the financial services industry goes. Another one will replace it. Other issues I could speculate. Perhaps it’s different energy source industries, who knows what it will be. What will be the industry du jour? We were asked the question, as you will remember, David. You and I had a conversation about when the tech business went down, would anything ever replace that as far as the high end? I’m confident, but let me make sure: confident is not complacent. We are covering our bases with our marketing plans for this year and next year and our gorilla marketing tactics to make sure that we pick off the niche players that will use our hotels and the groups that will attracted to our type of facilities. So to answer it, no, I don’t think it’s a change, but it ain’t easy. On the other hand, the mitigation is that there are so little supply. I see the same spiking up for lodging upscale, high end lodging as we do spiking down at the moment.

David Loeb – Robert W. Baird – Analyst

Okay, to come a little more granular, just looking at the two Ritz’s and the Four Seasons in DC, it’s pretty clear that different managers have very different approaches to maintaining rate versus giving up occupancy, and the margin impact that has. Clearly, your cost control efforts were clearly visible in the fourth quarter, but can you talk a little bit about how some of these highest end brands are dealing with cost control, and how much leverage you have with them? It looks like the two Four Seasons in Mexico actually were a bit tighter on their cost control than DC. But is that – does that reflect your role with Four Seasons, or is that just the nature of those markets?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Let me start. First of all, all of the properties are different. DC is really very much an FIT house, whereas the Ritz Carltons are largely group houses. Mexico, you have a different market in Mexico City, and Punta Mita is still an incredibly desired resort. Taking a small turndown, obviously for a lot of reasons, but not a dramatic one as the propensity to consume of high end guests is astonishing. No, let me – to go to your question, I would say all of the chains accepted our – they were shocked with our leadership in the 2007 period, have accepted it, have worked very collaboratively to implement increasingly aggressive systems, changing standards, changing issues. But we are very cautious. We will modulate standards, amenities and staffing only in line with consumerism that mandates how low you can go. There is no point in killing the goose. So no, I will – I can only say good things about the change. I will single out, however, Ritz Carlton, who have used the Ritz Carlton Laguna Niguel as a test kitchen, if you will, for putting in new efficiency and productivity measures, and I think the results there were that way – because of using it as a prototype environment, were way ahead of others.

David Loeb – Robert W. Baird – Analyst

Okay, great. One final one, you said you’re going to cut G&A to the bare minimum. You’ve clearly cut a lot of headcount at the corporate level. But your cost structure is also pretty clearly tilted towards the top end of your headcount. What does that mean? We all enjoy working with the people we work with, but there is a lot of people in fairly senior positions — maybe this is question for Jim. Jim how do you manage your G&A load and your corporate staffing in terms of senior level positions as you work towards bare minimum G&A?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Look, first of all, as was mentioned, there is a just under $5 million non-cash component in the G&A. There are certain costs in running a public company. We took no bonuses this year, we have chances of looking at a number of our schemes from the method of incenting people onwards and upwards. With respect, I think it’s a question that is somewhat sensitive. We are in the process of doing it, as we were, we announced our goals last year and carried on doing it. I think it’s probably best to understand what we done by hindsight rather discuss it before we do it.

David Loeb – Robert W. Baird – Analyst

Okay, that’s fair. Thank you very much.

Operator

Our next question comes from the line of William Truelove from UBS. William, you may proceed.

William Truelove – UBS – Analyst

Thanks, just a couple of technical questions. On the fixed charge coverage ratio test for the credit facility, even though you are not paying the preferreds, does that preferred accrual get calculated before that fixed charge test for covenant relation?

James Mead – Strategic Hotels and Resorts – EVP, CFO

No, with the preferred – it’s cash payments.

William Truelove – UBS – Analyst

Cash payments, no accrual. Fair enough.

Second technical question then about that is, okay, so I assume that the distributions payable liability will increase on the balance sheet. What’s the offset? I’m not sure if the, is it on the –

James Mead – Strategic Hotels and Resorts – EVP, CFO

There isn’t a balance sheet entry. It’s a deduction after net income to get to distributions to the common shareholders, but there is no entry on the balance sheet.

William Truelove – UBS – Analyst

So I won’t see distributions payable increase, even though it’s accumulative – that’s accumulative preferred, right?

James Mead – Strategic Hotels and Resorts – EVP, CFO

It’s is cumulative preferred, but you will not see dividends payable increase. The only time you see dividend payable increase are when the dividend’s actually declared. Not when it’s scheduled.

William Truelove – UBS – Analyst

Okay, cool. Then lastly, I guess for Laurence, in the past when you have gone through, a couple hiccups at the company, either getting the spin off to go public or now this, you one time mentioned to me that to try to get some of the projects rolling, it was like pushing a stalled car. At first it’s very difficult and it’s very slow, and then once everything gets rolling it’s quite easy. When you’ve pulled back the number of projects in CapEx spending now, and I don’t blame you, does that mean that when things do eventually improve, do you feel like you are going to have to go through the same process again where it may take a longer time to get some of the projects that you all are known for to get going, or do you think you could do it rather rapidly?

Laurence Geller – Strategic Hotels and Resorts – President, CEO

We – it is a momentum building exercise. However, as I have mentioned in previous calls, we are in the enviable position of having many of these projects in very advanced stages of entitlement, if not entitlement ready and in advanced stages of planning, so now they go on the shelf. What one has to do – so the projects are – there is entitlements or we’ve finished completing entitlement works, there are plans. All we have to do when the time comes, and hopefully the time comes sooner rather than later, although it’s hard to look at it now as we’re so narrowly focused on cost cutting and maturities extensions or refinancings, we will bring those costs – those projects off the shelf, relook at the consumer research applicable to them, see if they are still viable or need reengineering and go forward. I think it’s a very quick process relative to the – what we have been through, and it’s an investment in an asset, we view as an asset of this company, these projects and entitlements. The longer the process goes on, the more consumer patents might change. Maybe we will be dealing with square bathtubs, I don’t know. But something may change. But in general, I view, and our management and board view that we have a very enviable inventory on the shelf to kick start growth. As we have always said, from the non-cyclical rooms, renovations, et cetera, a very high chance of taking those out because they’re just part of the general costs. Very high ROI projects. So we are very pleased with ROI on what we have done before, and frankly, the projects we have done in the past have given us this enviable competitive position that’s partially reflected in our growing market share.

William Truelove – UBS – Analyst

Thanks so much for the answer, guys.

Operator

Our next question comes from the line of Michael Mike Salinsky from RBC Capital Markets. Michael, you may proceed.

Michael Salinsky – RBC Capital Markets – Analyst

Good morning. Real quickly in terms of the your debt right now, are there any of the mortgages that have any kind of corporate covenants or anything that could claw back, so just in a completely draconian scenario, you had to give a property back to the bank, they could come at you with that?

James Mead – Strategic Hotels and Resorts – EVP, CFO

No. All of our property level debt is non-recourse of the company. The only recourse debt we have is our line of credit and convertible the debt.

Michael Salinsky – RBC Capital Markets – Analyst

Okay. Second of all, which assets, you pledge to get essentially five assets to the new line of credit. Which assets currently are completely unencumbered?

James Mead – Strategic Hotels and Resorts – EVP, CFO

We have one asset right now that unencumbered, which is our Hotel Le Parc in Paris.

Michael Salinsky – RBC Capital Markets – Analyst

Okay, and you can transfer within that pool that you had the ability to transfer in – that asset if you were to sell another one that’s currently encumbered?

James Mead – Strategic Hotels and Resorts – EVP, CFO

No, it — well we can, it’s not as easy as it was before, because there is some bank approval involved. I think most important is not the ability to transfer assets in, because we only have one other that’s unencumbered. It’s the ability to release an asset for sale or refinancing outside of the facility.

Michael Salinsky – RBC Capital Markets – Analyst

Okay, then finally in terms of your CapEx for 2009, what is the FF&E requirement that you guys have to spend in 2009?

James Mead – Strategic Hotels and Resorts – EVP, CFO

We will have to spend – there is little requirement, but the reserve itself is between $40 million the $45 million. Our internal policy during these times is to obviously, conserve as much as possible and focus mainly on very necessary improvements or life safety issues.

Michael Salinsky – RBC Capital Markets – Analyst

So the total amount of CapEx as you’re running through sources and uses for 2009, what is the total amount that you expect to spend?

James Mead – Strategic Hotels and Resorts – EVP, CFO

Well, it would be less than the $45 million. Our internal numbers that we run, I don’t think we’ve got the exact number. I think our goal would be substantially less than the $40 million to $45 million. Then we are also holding a reserve of $10 million or $15 million for non-FF&E spend. But these are just planning numbers, they’re not the reality. The reality is that we are, as we go, paring as much as possible throughout the portfolio. So I don’t have a better guidance number for you than that.

Michael Salinsky – RBC Capital Markets – Analyst

Okay, and are there any other commitments – any other spending commitments you have for 2009 outside of the current CapEx? I know the Santa Fe Four Seasons you talked about on prior calls (inaudible) for that and various things, is there anything else we are missing from an outlay standpoint?

James Mead – Strategic Hotels and Resorts – EVP, CFO

There is nothing that is absolutely committed capital.

Michael Salinsky – RBC Capital Markets – Analyst

Okay. That’s helpful, thanks, guys

Operator

Our next question comes from the line of Smedes Rose from Keefe, Bruyette, Woods. Smedes, you may proceed.

Smedes Rose – Keefe, Bruyete & Woods – Analyst

Hi guys, you have answered most of ours, but I wanted to ask you two things. On the preferred, are we right in thinking if it’s not paid within six quarters, the owners can then put directors on the board?

James Mead – Strategic Hotels and Resorts – EVP, CFO

That is correct. If we go six quarters without any payments of the standard dividend level, the preferred shareholders can call an election to elect among the preferreds voting two directors to the board of directors.

Smedes Rose – Keefe, Bruyete & Woods – Analyst

Okay, and then also, is there any guidance you can give us for the taxes in 2009? They reason about $9 million in ‘07 and $10 million in ‘08. Would you expect that to be I assume significantly reduced this year, but is there any – it’s a hard number to model.

James Mead – Strategic Hotels and Resorts – EVP, CFO

I understand it’s a difficult number to model, and I will just give you the short answer. We get taxes largely from Mexico and from London. The way I think about it is, and I will give you sort of a general rule of thumb instead of the technical answer. If our EBITDA this year in 2009 is 20% lower than last year, 2008, that we would have a tax liability – or a tax expense of somewhere between $7 million and $8 million. If that number, for example, went to 40% down year-over-year, I think our number would be somewhere around $2 million or $3 million. Those are rough, but I think that they are good enough for you to sort of get a sense.

Smedes Rose – Keefe, Bruyete & Woods – Analyst

Okay, thank you very much.

Operator

At this time, we are showing no further questions available. I would like to turn the call back to management.

Laurence Geller – Strategic Hotels and Resorts – President, CEO

Thank you very much for the questions. We look forward to speaking to you at the end of the next quarter. On a personal note, I hope when we do speak to you that our economy is beginning to show signs of improved trends, the credit has begun to loosen, consumer confidence on the rise and we can perhaps see in to the future with more clarity. We are optimists, but we are pragmatists, and thank you for your time.